August 9, 1996


Studio Plus Hotels, Inc.
1999 Richmond Road
Suite Four
Lexington, Kentucky 40502

Gentlemen:

     We have acted as counsel for Studio Plus Hotels, Inc., a Virginia corporation (the
"Company"), in connection with the Registration Statement on Form S-8 (the "Registration
Statement") dated August 9, 1996 and filed under the Securities Act of 1933, as amended, with respect to 1,252,500 shares of the Company's common stock, $.01 par value (the "Plan
Shares") which are proposed to be offered and sold as described in the Registration
Statement.

     In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company, certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

     2. The Plan Shares covered by the Registration Statement have been validly authorized and, upon issuance and sale as described in the Registration
          Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration
Statement.

                                   Very truly yours,

                                   /s/ HUNTON & WILLIAMS


07853/08008/_______